 EXHIBIT 3.23

CERTIFICATE OF INCORPORATION

OF

AWC HOLDING COMPANY

FIRST

The name of the corporation (hereinafter the “Corporation”) is: AWC Holding Company.

SECOND

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.  In connection therewith, the Corporation shall possess and exercise all of the powers and privileges granted by the Delaware General Corporation Law or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH

Section 1. Authorized Capital Stock.  The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is One Hundred Thousand (100,000), all of which shall be Common Shares, $.01 par value (hereinafter referred to individually as a “Common Share” and collectively as the “Common Shares”), and which shall be classified as follows:

(a) Eighty Thousand (80,000) Class A Common Shares, $.01 par value (hereinafter referred to individually as a “Class A Share” and collectively as the “Class A Shares”); and

(b) Twenty Thousand (20,000) Class B Common Shares, $.01 par value (hereinafter referred to individually as a “Class B Share” and collectively as the “Class B Shares”).

Section 2. Rights and Privileges in General.  All Common Shares, regardless of class, shall be identical, shall entitle the holders thereof to the same powers, preferences, rights and privileges, and shall be subject to the same qualifications, limitations and restrictions, except as provided in Section 3 and Section 4 of this Article FOURTH.

Section 3. Voting Rights; Certain Amendments.  Each outstanding Class A Share shall entitle the holder thereof to exercise one (1) vote in elections of directors of the Corporation and with respect to all other matters upon which stockholders of the Corporation are entitled to vote.

No amendment of the Certificate of Incorporation shall be effective to amend, alter, repeal (whether in whole or in part) or change the effect of any of the provisions of Sections 2, 3, 4, 5, 6 or 7 of this Article FOURTH, unless such amendment shall have been approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Class A Shares voting separately as a class, and by the affirmative vote of the holders of a majority of the voting power of the outstanding Class B Shares voting separately as a class, and for which purpose each outstanding Class B Share shall entitle the holder thereof to exercise one (1) vote.

Class B Shares shall have no voting rights whatsoever in elections of directors of the Corporation or with respect to any other matter upon which stockholders of the Corporation are entitled to vote, except as otherwise provided in the immediately preceding sentence, and except when and as otherwise expressly required by applicable law notwithstanding this general denial of voting rights.

Section 4. Conversion.  Class B Shares shall be convertible into Class A Shares in accordance with the provisions of this Section 4.  All references in this Article FOURTH to a “holder” of Common Shares shall refer to the holder of record of such Common Shares as properly reflected on the books of the Corporation.

4.1 Definitions.  For purposes of this Section 4 of this Article FOURTH, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday, Sunday or other day which shall be in New York, New York, Boston, Massachusetts or Cleveland, Ohio, a legal holiday or a day on which banking institutions therein are authorized by law to close.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Public Sale” shall mean any sale of Common Shares to the public pursuant to an effective registration statement or in accordance with Rule 144 (or any similar provision then in force) under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, modified or supplemented from time to time.

4.2 Optional Conversion.  Subject to Section 4.7(e) of this Article FOURTH, each outstanding Class B Share may be converted into one (1) fully paid and nonassessable Class A Share at any time by any holder thereof.  To effect such a conversion, a holder of Class B Shares shall send written notice to such effect to the Corporation, which notice shall specify:

(a)           the name of the holder of the Class B Shares to be converted;

(b)           the number of Class B Shares to be converted;

(c)           the certificate number of the certificate representing such Class B Shares to be converted (or, if the certificate for such Class B Shares has been lost or if no certificate has then been issued to such holder, a statement that such notice is accompanied by an affidavit and indemnity or a written statement, as applicable, pursuant to Section 4.4 of this Article FOURTH);

(d)           the date on which conversion is to take place (the “Conversion Date”), which shall be a Business Day at least two (2) Business Days and not more than twenty (20) Business Days after the date on which the Corporation receives such notice;

(e)           subject to Section 7 of this Article FOURTH, the name(s) and address(es) of the Person(s) in whose name(s) the Class A Shares to be issued upon conversion are to be registered, if other than such holder; and

(f)           the denominations in which certificates for the Class A Shares to be issued upon conversion are required to be issued.

An election by a holder of Class B Shares to convert pursuant to this Section 4.2 of this Article FOURTH may be rescinded by written notice delivered by such holder to the Corporation at any time prior to the Conversion Date.

4.3 Automatic Conversion.  Each Class B Share shall, immediately prior to the sale of such Class B Share in a Public Sale, and without any further action by the holder thereof, be automatically converted into one (1) Class A Share (an “Automatic Conversion”).

4.4 Surrendered Common Share Certificate.  On or prior to the Conversion Date (or, in the case of an Automatic Conversion, the date of the Public Sale), the holder of the Class B Shares to be converted hereunder shall surrender or deliver to the Corporation at its office maintained for such purpose pursuant to Section 5 of this Article FOURTH (a) the certificate(s) representing such Class B Shares (the “Surrendered Common Share Certificate”), (b) an affidavit of lost certificate and indemnity agreement reasonably satisfactory to the Corporation, or (c) if no certificate(s)

for such shares has at the time been issued to such holder by the Corporation, a written statement of such holder to the effect that it has not yet received such certificate and instructing the Corporation to treat such certificate, when and if issued, as a Surrendered Common Share Certificate (the delivery of such affidavit and indemnity or such written statement to be deemed, for purposes of this Section 4 of this Article FOURTH, to constitute a surrender of the Surrendered Common Share Certificate).

4.5 Effectiveness of Conversion; Retained Rights of Holder.

(a) Effectiveness of Conversion.  Subject to a rescission of the election to convert pursuant to Section 4.2 of this Article FOURTH, on the Conversion Date (or, in the case of an Automatic Conversion, the date of the Public Sale), each Person to whom any Class A Shares are issuable upon conversion hereunder shall become the holder of record thereof and the holder of the Class B Shares then converted shall cease to be the holder of record of such shares, regardless of whether certificates representing such Class A Shares to be issued upon such conversion have then been issued and delivered pursuant to Section 4.6 of this Article FOURTH or the Surrendered Common Share Certificate has been delivered to the Corporation pursuant to Section 4.4 of this Article FOURTH.

(b) Acknowledgment of Rights.  The Corporation, on or after the Conversion Date (or, in the case of an Automatic Conversion, on or after the date of the Public Sale), upon the request of any holder of Class B Shares to be so converted, will acknowledge in writing its continuing obligation to afford to such holder (and any transferee of such holder) any rights (including, without limitation, any registration rights pursuant to any agreements with the Corporation) with respect to the Class A Shares issued upon such conversion to which such holder (or transferee) shall be entitled after such conversion; provided, however, that if any such holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Corporation to afford to such holder (or transferee) all such rights.

4.6 Delivery of Stock Certificates.  As promptly as practicable after the Conversion Date (or, in the case of an Automatic Conversion, the date of the Public Sale), the Corporation at its expense will issue and deliver to the holder of the Class A Shares issued upon a conversion hereunder, or as such holder may direct, (a) a certificate or certificates for the number of Class A Shares so issued upon such conversion and (b) in the case of the conversion of less than all of the Class B Shares represented by a Surrendered Common Share Certificate, a new certificate for a number of Class B Shares equal to the unconverted shares represented by the Surrendered Common Share Certificate (such new certificate to be dated so that there will be no loss of dividends, whether then declared or undeclared, on the unconverted Class B Shares represented by such Surrendered Common Share Certificate); provided, however, that the Corporation shall not be obligated to issue any certificate for Class A Shares or for Class B Shares pursuant to this Section 4.6 of this Article FOURTH unless and until the holder of Class B Shares to be converted shall have delivered the Surrendered Common Share Certificate to the Corporation (or an affidavit of lost certificate and indemnity agreement reasonably satisfactory to the Corporation).

4.7 Other Provisions.

(a) Stock Reserved for Issuance.  The Corporation will at all times reserve and keep available out of its authorized but unissued Class A Shares, for the purpose of issuance upon the conversion as provided in this Section 4 of this Article FOURTH, such number of Class A Shares as are then issuable pursuant to this Section 4 of this Article FOURTH upon the conversion of all then-outstanding Class B Shares hereunder.  If, notwithstanding the foregoing, at any time there shall be an insufficient number of authorized Class A Shares available for issuance upon conversion hereunder of all then-outstanding Class B Shares, the Corporation will take all action necessary to propose and recommend to the stockholders of the Corporation that the Certificate of Incorporation be amended to authorize additional Class A Shares in an amount sufficient to provide an adequate number of Class A Shares for issuance upon such conversion, including the diligent solicitation of votes and proxies to vote in favor of such an amendment  All Class A Shares which are issuable upon conversion hereunder will, when so issued, be duly and validly issued, fully paid and nonassessable.

(b) Issuance Expenses.  The issuance of certificates for Class A Shares upon conversion of Class B Shares pursuant to this Section 4 of this Article FOURTH will be made without charge to any holder of any Class B Shares to be converted for any issuance tax in respect thereof or any other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Shares.

(c) Closing of Books.  The Corporation will at no time close its transfer books against the transfer of any shares issued or issuable upon the conversion of Class B Shares into Class A Shares pursuant to this Section 4 of this Article FOURTH in any manner which interferes with the timely and otherwise rightful conversion of such Class B Shares.

(d) Stock Splits, Combinations, Dividends, Etc. If the Corporation at any time or from time to time (i) subdivides or combines the outstanding Class A Shares or declares a dividend or any other distribution (including any dividend payable in Class A Shares (or payable in securities convertible into or exercisable or exchangeable for Class A Shares)) on the outstanding Class A Shares or effects any other similar transaction with respect to the Class A Shares, then contemporaneously therewith the Corporation will proportionately subdivide or combine the outstanding Class B Shares or declare an identical dividend or other distribution on the outstanding Class B Shares or effect such other similar transaction with respect to the Class B Shares; or (ii) subdivides or combines the outstanding Class B Shares or declares a dividend or any other distribution (including any dividend payable in Class B Shares (or payable in securities convertible into or exercisable or exchangeable for Class B Shares)) on the outstanding Class B Shares or effects any other similar transaction with respect to the Class B Shares, then contemporaneously therewith the Corporation will proportionately subdivide or combine the outstanding Class A Shares or declare an identical dividend or other distribution on the outstanding Class A Shares or effect such other similar transaction with respect to the Class A Shares; provided that, in the case of any dividend payable in Common Shares (or payable in securities convertible into or exercisable or exchangeable for Common Shares), such dividend shall be payable on each class of Common Shares in shares of the same class (or payable in securities convertible into or exercisable or exchangeable for Common Shares of the same class).

(e) Restrictions on Conversion.  Any other provision in this Article FOURTH notwithstanding, no Person which is a bank holding company or a subsidiary of a bank holding company (a “Bank Affiliate”) as defined in the Bank Holding Company Act of 1956, as amended, or other applicable banking laws of the United States of America and the rules and regulations promulgated thereunder, shall have the right to convert Class B Shares into Class A Shares, if, and to the extent that, under any law or under any regulation, rule or other requirement of any governmental authority at any time applicable to such Bank Affiliate, (a) after giving effect to such conversion, such Bank Affiliate would own, control or have power to vote a greater quantity of securities of any kind than the Bank Affiliate shall be permitted to own, control or have power to vote, or (b) such conversion would not be permitted.  No notice delivered to the Corporation pursuant to Section 4.2 hereof by a Bank Affiliate electing to convert Class B Shares into Class A Shares shall be effective for purposes of this Article FOURTH or binding upon the Corporation unless such notice includes or is accompanied by a written representation to the Corporation (which representation shall state that it shall survive such conversion and continue to be binding upon such Bank Affiliate and its successors and assigns thereafter), to the effect that the Bank Affiliate is legally entitled to exercise its rights to convert such Class B Shares and that such conversion will not violate the prohibitions set forth in the preceding sentence.  The delivery to the Corporation of such notice pursuant to Section 4.2 of this Article FOURTH together with such representation shall, subject to such Bank Affiliate’s compliance with all other conditions to such conversion set forth in this Article FOURTH, obligate the Corporation to issue and deliver the Class A Shares which are the subject of such notice in accordance with the provisions of this Article FOURTH.

Section 5. Registration of Transfer.  The Corporation shall keep at its principal office (or at such other place as the Corporation reasonably designates) a register for the registration of the Common Shares.  Upon the surrender of any certificate representing Common Shares at such place, the Corporation shall, at the request of the holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate.  Each such new certificate will, subject to Section 7 of this Article FOURTH, be registered in such name and will represent such number of the shares represented by the surrendered certificate as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.  The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 6. Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more Common Shares of either class, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 7. Restrictions On Transfers of Shares.  Any other provision in this Article FOURTH notwithstanding, (i) no Class A Shares and no certificate representing Class A Shares shall be issued or issuable upon any conversion of Class B Shares pursuant to this Article FOURTH to a Person other than the holder of the Class B Shares being converted hereunder, and (ii) no Common Shares of either class and no certificate representing Common Shares of either class shall in any other case be issued or issuable to a Person other than the holder of such Common Shares, if in any such case the issuance of such Common Shares or certificate to such other Person would result in a violation of any valid restriction upon or condition precedent to the transfer of such Common Shares by the holder thereof to such other Person.

FIFTH

The name and mailing address of the sole incorporator of the Corporation is as follows:

NAME	MAILING ADDRESS
Carol L. Braunschweig	1400 McDonald Investment Center
800 Superior Avenue
Cleveland, OH 44114-2688

SIXTH

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-laws of the Corporation.

                    SEVENTH

Section 203 of the Delaware General Corporation Law shall not apply to any business combination (as defined in Section 203(c)(3) of the Delaware General Corporation Law, as amended from time to time, or in any successor thereto, however denominated) in which the Corporation shall engage.

EIGHTH

Section 1. Elimination of Personal Liability.  The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, that such director liability shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

If the Delaware General Corporation Law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

Any repeal or modification of this Article EIGHTH shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Section 2. Indemnification.

2.1 Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”) whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.  Such indemnification shall continue as to an indemnitee who has ceased to be a director, officer or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in Section 2.2 hereof with respect to proceedings to enforce rights to indemnification, the

Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section, the Delaware General Corporation Law or otherwise (hereinafter an “undertaking”).

2.2 Right of Indemnitee to Bring Suit.  If a claim under Section 2.1 is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is entitled to be indemnified or to such advancement of expenses under this Section or otherwise shall be on the indemnitee.  No potential indemnitee shall be entitled to advancement of expenses under this Certificate of Incorporation or the By-laws in any action involving a proceeding by the Corporation against the indemnitee for any claim by the Corporation involving a breach of fiduciary duty of the indemnitee to the Corporation, gross negligence, bad faith, intentional misconduct or unlawful conduct.

2.3 Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Certificate of Incorporation, By-law, contract or agreement, vote of stockholders or disinterested directors or otherwise.

2.4 Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

2.5 Indemnification of Employees or Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 4th day of May, 2004.

/s/ Carol L. Braunschweig
Carol L. Braunschweig